UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2026 (February 3, 2026)

RENOVORX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40738	27-1448452
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2570 W El Camino Real, Suite 320 Mountain View, CA	94040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 284-4433

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	RNXT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On February 3, 2026, Ronald B. Kocak notified the board of directors (the “Board”) of RenovoRx, Inc., a Delaware corporation (the “Company”), his intent to resign from his position as Principal Accounting Officer of the Company, effective as of the close of business on February 3, 2026. The circumstances of his resignation do not constitute “Good Reason” (as defined in the Amended and Restated Change in Control and Severance Agreement, dated November 10, 2025, by and between the Company and Mr. Kocak (the “Kocak Agreement”)). His resignation is voluntary and is not a “Qualified Termination” (as defined in the Kocak Agreement). Mr. Kocak retains his position as Vice President and Controller and maintains his current salary for the year of 2026.

On February 4, 2026, the Board appointed Mark Voll, a consultant to the Company, as the Company’s Chief Financial Officer, effective immediately. As the Chief Financial Officer, Mr. Voll shall serve in the capacity as the Company’s Principal Financial and Accounting Officer for purposes of the Company’s compliance with federal securities laws, rules and regulations and all other regulatory purposes. In connection with his appointment, Mr. Voll entered into a Consulting Agreement with the Company on the same date (the “Voll Consulting Agreement”).

Mr. Voll, age 72, has more than 30 years of experience in finance and accounting and has served as Chief Financial Officer for multiple public and private high-technology companies. Mr. Voll served as Vice President of Business Operations and Chief Financial Officer of Achronix Semiconductor, a publicly held semiconductor company, from December 2020 to December 2021. Prior to that, he served as Chief Financial Officer of Techpoint, Inc., a publicly held semiconductor company, from October 2019 to November 2020. From January 2016 to October 2019, Mr. Voll served as Chief Financial Officer of Aquantia Corp., a publicly held semiconductor company, where he led the company’s initial public offering and subsequently managed its sale. From June 2012 to January 2016, he served as Chief Financial Officer of Montage Technology, Inc., a publicly held semiconductor company, where he led the company’s initial public offering and later managed its sale. Mr. Voll received a Bachelor of Science degree in Accounting from Providence College.

Pursuant to the Consulting Agreement, Mr. Voll shall serve as the Chief Financial Officer until either the Company or Mr. Voll may terminate the Consulting Agreement by providing at least thirty (30) days prior written notice. Mr. Voll’s relationship with the Company is that of an independent contractor.

Mr. Voll is entitled to compensation of $250 per hour, which will be paid 50% in cash and 50% in vesting of restricted stock units of the Company, subject to the approval of the Company’s Compensation Committee, with the restricted stock units valued based on the closing price on the last trading day of the month in which services were performed. Pursuant to the Consulting Agreement, subject to the approval of the Company’s Compensation Committee, Mr. Voll shall receive an initial grant of 60,000 unvested restricted stock units, which shall vest in accordance with the foregoing. The restricted stock units to Mr. Voll shall be subject to, and governed by, the terms and conditions of the Company’s 2021 Omnibus Equity Incentive Plan. The Consulting Agreement includes other customary provisions, such as confidentiality, non-solicitation and reimbursement for business-related expenses.

The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference thereto, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

There are no arrangements or understandings between Mr. Voll and any other person pursuant to which he was elected to serve as the Chief Financial Officer of the Company and there are no family relationships between Mr. Voll and any director or executive officer of the Company. The Company has not entered into any transactions with Mr. Voll that are reportable pursuant to Item 404(a) of Regulation S-K.

Item 8.01.	Other Events.

On February 5, 2025, the Company issued a press release announcing the appointment of Mr. Voll as the Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

No.	Exhibit
10.1+	Consulting Agreement, dated February 4, 2026, by and between the Company and Mark Voll.
99.1	Press Release, dated February 5, 2026.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

+ Certain information has been omitted from this exhibit pursuant to Item 601(a)(6) or Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RenovoRx, Inc.

Date: February 6, 2026	By:	/s/ Shaun Bagai
	Name:	Shaun R. Bagai
	Title:	Chief Executive Officer